Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of $3,000,000 of deferred compensation obligations issuable under the Nash Finch Company Deferred Compensation Plan of our report dated February 23, 2004 with respect to the consolidated financial statements and schedule of Nash Finch Company included in its Annual Report on Form 10-K for the fiscal year ended January 3, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
December 27, 2004	ERNST & YOUNG LLP
Minneapolis, Minnesota